Exhibit 23.4
Consent of McAdams Wright Ragen Incorporated
     We hereby consent to the inclusion of our opinion letter, dated July 25, 2007, to the Board of Directors of Bank of Bank of Salem as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between Bank of Salem and Frontier Financial Corporation contained in Frontier Financial Corporation’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the reference to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.
/s/ MCADAMS WRIGHT RAGEN INCORPORATED
Seattle, Washington
September 21, 2007